Exhibit (n)(2)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON

SENIOR SECURITIES TABLE

To the Board of Directors and Stockholders

BlackRock Kelso Capital Corporation:

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the statements of assets and liabilities, including the schedules of investments, of BlackRock Kelso Capital Corporation as of December 31, 2006 and 2005, and the related statements of operations and of changes in net assets, and of cash flows, for the year ended December 31, 2006 and for the period July 25, 2005 (inception of operations) through December 31, 2005; and we expressed an unqualified opinion on those financial statements.

In our opinion, the information appearing on page 42 of the Prospectus, under the caption “Senior Securities” as of December 31, 2006 and 2005, is fairly stated, in all material respects, in relation to the financial statements from which it has been derived.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

New York, New York

March 6, 2007